EXHIBIT 1

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SCHEDULE 13D

JOINT FILING STATEMENT

PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Ross C. Hartley Family Investments LLC

	By:	/s/ Stephen M. Kovzan
Dated: January 27, 2009		Attorney-in-Fact

/s/ Stephen M. Kovzan
Dated: January 27, 2009		Stephen M. Kovzan, Attorney-in-Fact for Ross C.
Hartley

/s/ Stephen M. Kovzan
Dated: January 27, 2009		Stephen M. Kovzan, Attorney-in-Fact for Christine
Hartley